Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600
BASIC ENERGY SERVICES ANNOUNCES RECEIPT OF REQUISITE
CONSENTS WITH RESPECT TO ITS TENDER OFFER AND CONSENT
SOLICITATION FOR ITS 11.625% SENIOR SECURED NOTES DUE 2014
MIDLAND, Texas — February 15, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced that it had received, as of 5:00 p.m., New York City Time, on February 14, 2011 (the “Consent Expiration”) tenders and consents from the holders of $224.7 million in aggregate principal amount, or approximately 99.9%, of its outstanding $225,000,000 11.625% Senior Secured Notes due 2014 (the “Notes”) in connection with its previously announced cash tender offer and consent solicitation for the Notes, which commenced on February 1, 2011. In connection with the tender offer and related consent solicitation for the Notes, Basic entered into a supplemental indenture to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants and certain event of default provisions in the indenture.
The tender offer for the Notes is scheduled to expire at 9:00 a.m., New York City time, on March 2, 2011 (the “Expiration Time”). Notes tendered after the Consent Expiration but prior to the Expiration Time will not receive a consent payment. Notes tendered on or prior to the Consent Expiration may no longer be withdrawn. Holders of the Notes who tendered their Notes prior to the Consent Expiration Date are entitled to receive a consent payment of $30.00 per $1,000 principal amount of the Notes validly tendered and accepted for purchase, in addition to the tender offer consideration of $1,131.00 per $1,000 principal amount of Notes plus accrued and unpaid interest up to, but not including, the date of payment for such Notes accepted for purchase. The settlement date for Notes tendered on or prior to the Consent Expiration was February 15, 2011.
Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding, and the holders thereof will be subject to the terms of the supplemental indenture although they did not consent to the amendments. However, Basic intends to redeem on March 17, 2011 all outstanding Notes not tendered prior to the Expiration Time.
BofA Merrill Lynch is the dealer manager and D.F. King & Co., Inc. is the information agent and the depositary for the tender offer and consent solicitation. Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 659-6590 (toll free) (banks and brokerage firms please call collect (212) 269-5550). Questions regarding the tender offer and consent solicitation should be directed to BofA Merrill Lynch, at (888) 292-0070 (toll-free) or (980) 388-4603 (collect), attention: Debt Advisory Services.
This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. Basic employs more than 4,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain and Appalachian regions.
Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.